Exhibit 99.1
Media Contact: Jared Bluestein
Liberty Acquisition Holdings Corp.
(212) 380-2230
LIBERTY ACQUISITION HOLDINGS CORP.
REPORTS COMPOSITION OF TRUST ACCOUNT INVESTMENT PORTFOLIO
NEW YORK, NEW YORK, October 7, 2008 — Liberty Acquisition Holdings Corp. (AMEX: LIA, LIA.U, LIA.WS) (the “Company”) announced today that the underlying assets of its trust account consist of shares of the JPMorgan U.S. Government Money Market Fund (the “JPMorgan Fund”), the Goldman Sachs Financial Square Federal Fund (the “Goldman Fund”) and the Western Asset Institutional Government Money Market Fund (the “Western Asset Fund”, and together with the JPMorgan Fund and the Goldman Fund, the “Funds”). The balance in the Company’s trust account as of September 30, 2008 was $1,023,417,030.
J.P. Morgan Investment Management Inc. serves as investment adviser to the JPMorgan Fund, which under normal conditions, invests its assets exclusively in debt securities issued or guaranteed by the U.S. government, or by U.S. government agencies or instrumentalities and repurchase agreements fully collateralized by U.S. Treasury and U.S. government securities.
Goldman Sachs Asset Management, L.P. serves as investment adviser to the Goldman Fund which limits its investments only to certain U.S. Treasury obligations and U.S. government securities.
Western Asset Management Company, a wholly-owned subsidiary of Legg Mason, Inc., serves as investment adviser to the Western Asset Fund which invests exclusively in short term U.S. government obligations such as short-term U.S. Treasury securities, short-term obligations of the U.S. government, its agencies and instrumentalities and U.S Treasury-related repurchase agreements.
The Company’s position in each of the Funds accounts for no more than 6% of the total assets of any such Fund.
The assets contained in each of the Funds are segregated from the assets of its respective investment adviser. Such assets are not, and would not be, available to general creditors of such institution in the event that such institution were to file for, or become subject to, bankruptcy protection. The Company and the Trustee of the trust account are closely monitoring the Funds in this volatile market environment and expect to take whatever actions are deemed appropriate with respect to protecting and preserving the assets contained in the Company’s trust account.
About Liberty Acquisition Holdings Corp.
Liberty Acquisition Holdings Corp. is a blank check company formed for the purpose of effecting a business combination with one or more operating businesses. The Company completed its initial public offering of 1,035,000,000 units at $10.00 per unit in December, 2007. Each unit was comprised of one share of common stock and one half (1/2 ) of one warrant to purchase a share of our common stock.
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.